EXHIBIT 10.1
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AMENDED AND RESTATED
MANAGEMENT AGREEMENT
     This Amended and Restated Management Agreement (this “Agreement”) effective as of January 1, 2006, by and among Lafarge North America Inc., a Maryland corporation (“LNA”), Lafarge S.A., a corporation organized and existing under the laws of France (“Lafarge”), and Blue Circle North America, an Alabama corporation and an indirect subsidiary of Lafarge (“BCNA”).
RECITALS
     A. By means of its acquisition of Blue Circle Industries PLC (“BCI”), Lafarge acquired BCI’s North American businesses (certain assets of which were subsequently disposed of by Lafarge) and has acquired certain other related businesses and assets for which (other than assets disposed of by Lafarge) LNA has provided ongoing management services, including all the cement production, distribution, sales and marketing operations of BCNA located in the U.S. and Canada and all of the concrete and aggregates production, distribution, sales and marketing operations of BCNA located in the U.S. and Canada including the assets comprising the PreCon business in Ontario, Canada (such assets being herein collectively referred to as the “Assets” and the business conducted by BCNA with the Assets being referred to as the “Business”).
     B. Lafarge desires that LNA continue to provide certain ongoing management services to BCNA with respect to the Assets and the Business, and LNA is willing to provide such services upon the terms and conditions contained herein.
     C. The parties desire to amend and restate, effective as of January 1, 2006, that certain Management Agreement dated as of July 11, 2001 by and among LNA, Lafarge and BCNA (the “Old Management Agreement”), it being understood and agreed that the Old Management Agreement shall be in full force and effect until the effective date of the Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for all other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Old Management Agreement, effective as of January 1, 2006, as follows:
ARTICLE I
Management
     Section 1.1. Engagement. Subject to the terms and conditions hereof, BCNA hereby engages LNA as the manager of the Assets and the Business, to manage to the extent permitted by law the operations of the Business in their ordinary course, and LNA agrees to be so engaged by BCNA. In addition, the parties may agree by separate agreement from time to time during the Term (as defined in Article V) for LNA to undertake certain managerial responsibilities outside of the ordinary course of business with respect to the Business and/or the Assets. BCNA agrees to appoint the chief executive officer of LNA as the chief executive officer of BCNA for the
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Term, with such authority as is customary for such position and with the appropriate executive officers of BCNA reporting to the chief executive officer or his designees.
     Section 1.2. Delegation of Rights, Power and Authority.
     (a) Subject to terms and conditions hereof (including the limitation contained in this subsection (a) and in subsection (b) below), BCNA hereby delegates to LNA all power and authority to manage the Assets and the Business in the ordinary course, including without limitation the power and authority, in the name and on behalf of BCNA:
     (i) to manage the Assets and operate the Business on a day-to-day basis and make all operational decisions with respect thereto including, without limitation, decisions relating to pricing, customer collections, personnel hirings, terminations and compensation matters, corporate and regional reorganizations and restructurings, plant operations, and short and long-term contractual arrangements;
     (ii) to authorize individual capital expenditures and/or capital lease projects of up to $10 million, provided such projects are within the overall BCNA budget approved by the BCNA Board of Directors;
     (iii) to acquire assets, in any single transaction or series of related transactions, for up to $10 million, provided such acquisitions are within the overall BCNA budget for acquisitions and development approved by the BCNA Board of Directors;
     (iv) to sell or divest Assets, in any single transaction or series of related transactions, for up to $10 million;
     (v) to manage all BCNA cash management, debt management and treasury functions;
     (vi) to manage all human resource and personnel matters;
     (vii) to prepare and present annual capital and operating budgets to the Board of Directors of BCNA for approval and to use its best efforts to operate within such budgets;
     (viii) to employ from time to time third parties to render services to BCNA, including, but not limited to, attorneys, independent certified public accountants, consultants, brokers, agents and advisors (including attorneys, accountants, consultants, brokers, agents and advisors who also may act as attorneys, accountants, consultants, brokers, agents and advisors for LNA), to the extent that the service to be rendered to BCNA by any such third party is generally related to the business purpose or the day-to-day operations of BCNA;
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     (ix) to procure and maintain in force such insurance as LNA shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by BCNA;
     (x) to control any matters affecting the rights and obligations of BCNA, including the conduct of any litigation or arbitration proceedings and the incurring of legal expenses and the settlement of claims and litigation, to the extent that any such matter is generally related to the business purpose or the day-to-day operations of BCNA;
     (xi) to open, maintain and close bank accounts and custodial accounts and to execute and deliver checks, drafts, endorsements and other orders for the payment of BCNA funds;
     (xii) to appear and to represent BCNA before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency, to the extent that any such appearance, representation or filing is generally related to the business purpose or the day-to-day operations of BCNA; and
     (xiii) to take such other action, execute and deliver such other documents and perform such other acts as may be deemed by LNA to be necessary or advisable to carry out the business and affairs of BCNA.
     (b) Notwithstanding any other provisions of this Agreement to the contrary, LNA shall not have the right, power or authority to, and shall not, do, perform or authorize any of the following by or on behalf of BCNA without having received the prior consent of the Board of Directors of BCNA:
     (i) adopt annual capital or operating budgets;
     (ii) authorize individual capital expenditures and/or capital lease projects, divestitures or acquisitions in excess of $10 million;
     (iii) authorize financial borrowings or lines of credit;
     (iv) authorize any single corporate guarantee for the payment of money or the performance of any contract or other obligation of any customer for an amount in excess of $10 million or any guarantee that would result in the total of all outstanding BCNA guarantees exceeding $25 million; or
     (v) approve the hiring, termination or compensation arrangements of any BCNA employee who reports directly to the CEO or who has been designated as a key employee by the BCNA Board of Directors.
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ARTICLE II
Management Fee; Reimbursement
     Section 2.1. Management Fee.
     (a) During the Term, BCNA shall pay to LNA, in consideration of the services performed under this Agreement, an annual fee (the “Fee”) equal to (i) the Estimated Incremental Costs (as defined below), plus (ii) $12 million (as it may be increased for inflation, the “Fixed Annual Fee”), plus (iii) the Incentive Fee (as defined below). Beginning with the calendar year 2006 and annually thereafter, the Fixed Annual Fee shall be subject to an increase equal to the percentage increase in the December Producers Price Index for Finished Goods (the “Finished Goods PPI”) with respect to the immediately preceding December and the Finished Goods PPI with respect to the previous December, as published by United States Department of Labor, Bureau of Labor. “Incentive Fee” shall mean a fee equal to 10% of the increase, if any, in the current year’s Operating Income (as defined below) over the prior year’s Operating Income; provided that such fee shall only be payable with respect to years in which the current year’s Operating Income exceeds the greater of (i) U.S. $105 million or (ii) the highest Operating Income for any prior year commencing with the calendar year 2005. The Incentive Fee for any given year shall be capped at 50% of that year’s Fixed Annual Fee. “Operating Income” shall mean BCNA’s pre-tax earnings before interest income and expense, before charges associated with the cost allocations from Lafarge and before charges associated with the Fee as described on Exhibit A. The fixed portion of the Fee (contemplated by clauses (i) and (ii) above) will be paid in arrears in four equal quarterly payments, and the Incentive Fee will be paid on an annual basis following finalization of BCNA’s annual results of operations and in any event, no later than the March 31 of the year following the year for which the Incentive Fee is being calculated. The Fee shall be prorated as of the date of termination or expiration of this Agreement.
     The Incentive Fee formula shall be equitably modified based on material changes to BCNA’s capital base (above U.S. $100,000,000) that would maintain the parties’ respective economics without disadvantaging any party.
     In the event an agreement is entered into with respect to a direct or indirect sale of all or substantially all of BCNA or the Assets to any person, entity or group other than LNA during the Term of this Agreement (in one or more related transactions), as it may be extended from time to time, Lafarge will pay to LNA a supplemental payment upon consummation of any such sale (or, if such sale occurs prior to the date that BCNA’s annual results of operations for the calendar year 2007 have been prepared, promptly upon preparation of such annual results, and in any event, no later than March 31, 2008), whether or not the consummation of such sale occurs during the Term, equal to the difference between the Incentive Fee that would have been payable under the terms of this Agreement with respect to calendar years 2006 and 2007 calculated using a rate of 25% (without giving effect to any cap on Incentive Fees) and the Incentive Fee paid or payable with respect to such years calculated using a rate of 10% (giving effect to the cap). If a substantial portion (but less than substantially all) of BCNA or its assets is sold, directly or indirectly, to a person, entity or group other than LNA (in one or more
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related transactions), then the supplemental payment shall be based on a proportionate share of BCNA’s Operating Income attributable to the assets sold. For purposes of this Section 2.1(a), “substantial portion” means assets generating 25% of BCNA’s Operating Income for the most recently completed calendar year.
     For purposes of this Section 2.1(a), “Estimated Incremental Costs” shall equal $2,149,000 per year, representing the agreed upon estimated annual incremental costs that will be borne by LNA in connection with the performance of its obligations under this Agreement.
     (b) In the event Lafarge engages LNA to perform services beyond the ordinary course of business contemplated by this Agreement, and LNA accepts such engagement, LNA will receive such additional fees as the parties may agree upon in advance of such engagement.
     Section 2.2. Reimbursement of Expenses. BCNA shall reimburse LNA for any costs or expenses incurred by LNA in connection with the performance and/or termination of this Agreement, to the extent such costs or expenses are not included in the compensation arrangements contemplated by the Fee, including without limitation, operating expenditures such as restructuring charges, relocation costs, and termination expenses. LNA shall submit to BCNA monthly statements of any such expense, and promptly provide such further documentation of expenses as BCNA shall reasonably request. BCNA shall reimburse LNA for such expenses within thirty (30) days of receipt of a statement. In addition, in the event of the termination of this Agreement, BCNA shall reimburse LNA for any cost, expense or financial consequence arising from the structural separation of LNA and BCNA and their respective businesses, including without limitation any cost or expense borne by LNA in reducing its management structure to manage only its operations.
ARTICLE III
Liability and Indemnification;
Corporate Opportunity
     Section 3.1. Liability.
     (a) Neither LNA, its affiliates, officers, directors, employees or agents, shall be liable, responsible, or accountable in damages or otherwise to Lafarge or BCNA for any action taken or failure to act in connection with the operations, business and affairs of BCNA, the management of the Business and the Assets or the performance by LNA of its duties and obligations hereunder, unless such act or failure to act was the result of willful misconduct or gross negligence.
     (b) LNA may consult with and be entitled to rely upon the advice of such legal counsel, accountants, appraisers, investment bankers, and other consultants and advisers as it deems necessary or appropriate.
     Section 3.2. Indemnification.
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     (a) Lafarge shall indemnify and hold harmless LNA, its affiliates, officers, directors, employees and agents (in this Section sometimes individually called an “Indemnitee”) from all claims, causes of action, judgments, liabilities, damages, charges, fees (including, without limitation, attorney’s fees) and expenses of any kind arising from the Business, the Assets, the operations, business and affairs of BCNA or the performance by LNA of its duties and obligations hereunder; provided, however, that no Indemnitee shall be indemnified by Lafarge for any acts or omissions by the Indemnitee that constitute willful misconduct or gross negligence.
     (b) Without limiting subsection (a) above, Lafarge shall pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting BCNA at a time when the Indemnitee is not a named defendant or respondent in the proceeding.
     (c) The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as the manager of the Business and/or the Assets or an officer, director, employee or agent of LNA or an affiliate thereof or as a person serving at the request of LNA as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.
     Section 3.3. Corporate Opportunity. Any corporate opportunities regarding acquisitions in North America presented by third parties to BCNA (or Lafarge, with respect to BCNA) and/or LNA during the Term will be first offered to or retained by LNA, which will have the right to pursue such opportunity to the exclusion of BCNA if so determined by any committee of directors of LNA who are independent of Lafarge formed to consider, among other things, issues related to this Agreement (the “Special Committee”). Lafarge and BCNA agree to notify LNA in writing promptly of any such opportunity and LNA agrees to notify Lafarge and BCNA within thirty (30) days after receipt of such notice as to whether it intends to pursue such opportunity.
ARTICLE IV
Dispute Resolution Process
     Section 4.1. Dispute Resolution Process. The parties agree to utilize the following dispute resolution process during the Term:
     (a) The parties subscribe to the principle that the actions taken under this Agreement should maximize the benefits to both LNA and BCNA and that, to the extent that a certain action benefits one party to the detriment of the other, compensatory arrangements should be agreed upon by the parties. The parties agree that this principle is to be judged in its totality and not on an item-by-item basis.
     (b) Any conflict between benefits to LNA and BCNA that arises and involves matters exceeding $2.5 million that cannot be resolved by the parties within ten (10)
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business days would be submitted immediately to a resolution committee (the “Resolution Committee”) consisting of two members of the Special Committee of LNA and two representatives of Lafarge.
     (c) In the event a conflict cannot be resolved by the Resolution Committee within ten (10) business days after submission (i.e., a proposed action would be clearly beneficial to either LNA or BCNA and detrimental to the other, and no adequate compensating actions would be taken to satisfy the maximization principle referenced in (a) above), then the parties agree either to refrain from taking the proposed action or resolve the issue as soon as practicable by mediation or arbitration at the offices of LNA in Herndon, Virginia, with one arbitrator or mediator appointed by the parties.
     Section 4.2. Reports. Twice per year, LNA will prepare and submit to the Resolution Committee a report describing all matters occurring during the prior two quarters that could involve a potential conflict and stating whether the potential conflict has or has not been resolved by the parties and whether the potential conflict requires the attention of the Resolution Committee. The parties agree that during the Term, the Board of Directors of LNA shall receive reports twice per year concerning the performance of the Assets containing the same level of detail that they now receive concerning the business of LNA
ARTICLE V
Term
     The term of this Agreement (the “Term”) shall commence on January 1, 2006 and terminate on December 31, 2007 (the “Initial Term”). After the expiration of the Initial Term, this Agreement will automatically extend for one-year periods; provided that at any time on or after December 31, 2006, BCNA or LNA may give notice of termination of this Agreement by delivering notice to the other party that this Agreement will terminate one year after such delivery. In no event may a termination notice be given prior to December 31, 2006. If notice is not delivered on a month-end date, the termination of this Agreement shall be effective on the first anniversary of the last day of the month during which such notice was delivered. In the event this Agreement is not renewed, LNA will provide such assistance during the one-year period prior to expiration of this Agreement as Lafarge may reasonably request in implementing alternative management arrangements for the Business.
ARTICLE VI
Relationship of the Parties
     Notwithstanding anything in this Agreement to the contrary, (a) the relationship of LNA to BCNA and Lafarge shall be and remain that of an independent contractor; (b) neither LNA nor any officer, director, employee or agent thereof shall be deemed to be an employee of BCNA or Lafarge by virtue of this Agreement; (c) nothing contained herein shall be deemed or construed to create a partnership between BCNA or Lafarge on the one hand, and LNA, on the other hand, or to cause any party hereto to be responsible in any way for the debts or obligations of any other party hereto.
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ARTICLE VII
Representations and Warranties
     Section 7.1. Representations and Warranties of LNA LNA represents, warrants and covenants to BCNA and Lafarge as follows:
     (a) LNA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.
     (b) LNA has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
     (c) The execution, delivery and performance by LNA of this Agreement have been duly and validly authorized, and no other action is required to be taken to authorize such execution, delivery and performance. The execution, delivery and performance by LNA of this Agreement are within the powers of LNA and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which LNA is a party or by which it or any of its properties are bound.
     (d) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by LNA of this Agreement.
     Section 7.2. Representations and Warranties of BCNA and Lafarge. Each of BCNA and Lafarge severally represent, warrant and covenant to LNA as follows:
     (a) It is an entity duly organized, validly existing and in good standing under the laws of the county or state of its formation.
     (b) It has the requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.
     (c) The execution, delivery and performance by it of this Agreement have been duly and validly authorized, and no other action is required to be taken to authorize such execution, delivery and performance. The execution, delivery and performance by it of this Agreement are within its powers and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of is properties are bound.
     (d) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by it of this Agreement.
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ARTICLE VIII
Miscellaneous
     Section 8.1. Notice. All notices, demands, requests or other communications required or permitted to be given under this Agreement shall be in writing and shall be given either (a) by hand delivery, (b) by United States mail, certified or registered, return receipt requested, postage prepaid, (c) by electronic facsimile or (d) by overnight courier service (charges prepaid) with proof of delivery at the following addresses:

To LNA:	12950 Worldgate Drive, Suite 500
Herndon, Virginia 20170
Attention: President and Chief Executive Officer
Fax: 703-796-2218

To BCNA or Lafarge:	61, rue des Belles Feuilles
75116 Paris
Attention: Vice Chairman and Chief Operating Officer
Fax: 011 33-1-44-34-12-22
     Section 8.2. Expense of Enforcement. If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and disbursements incurred in connection with such proceeding, including but not limited to arbitration or appellate proceedings, in addition to any other remedy granted.
     Section 8.3. Entire Agreement; Acknowledgment. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by subsequent written agreement among the parties hereto. Lafarge hereby acknowledges and approves the covenants and agreements made by BCNA under this Agreement and agrees to cause the BCNA Board of Directors to take any and all necessary action to carry out the intent and purposes of this Agreement.
     Section 8.4. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
     Section 8.5. No Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
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     Section 8.6. Survival of Representations and Warranties. All representations, warranties and covenants made by the parties hereto in this Agreement or any other document contemplated hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, or such other document, regardless of any investigation made by or on behalf of any such party.
     Section 8.7. Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of New York. Each party hereto agrees that the United States District Court for the Southern District of New York shall have non-exclusive jurisdiction to settle any dispute which may arise in connection with this Agreement and is not resolved pursuant to the dispute resolution process contemplated by Article IV.
     Section 8.8. Captions, General, Number and Language of Inclusion. The captions are inserted in this Agreement only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this Agreement. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this Agreement, the word “including” shall mean “including, but not limited to”. All references to “$” or dollar amounts will be to lawful currency of the United States of America.
     Section 8.9. Further Assurances. From and after the date hereof, the parties hereto shall execute and deliver, as appropriate, any instruments or documents and take or do, as appropriate, any other actions and things reasonably necessary to enable LNA to perform fully its obligations under this Agreement and to otherwise carry out the intention of this Agreement.
     Section 8.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party hereto may assign, transfer or otherwise dispose of all or any part of its rights, duties or obligations hereunder without the written consent of the other parties.
     Section 8.11. No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.
     Section 8.13. Supplemental Agreement Regarding Employees and Employee Benefits.. The Supplemental Agreement Regarding Employees and Employee Benefits, dated as of December 21, 2001 (the “Supplemental Agreement”), which supplemented the Old Management Agreement, shall be deemed to supplement and to be a part of this Agreement; provided, that (i) the definition of “Termination Date” in Section 1.2 of the Supplemental Agreement shall be deemed the date of termination of this Agreement and (ii) all references in the Supplemental Agreement to LNA’s exercise of the Option (as defined therein) shall be deemed to be references to LNA’s purchase of the Assets (as defined herein).
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     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of January 1, 2006, as of the day and year specified below.

LAFARGE NORTH AMERICA INC.

By:	/s/ Philippe R. Rollier

Philippe R. Rollier
Chief Executive Officer
Date: September 29, 2005

LAFARGE S.A.

By:	/s/ Jean-Jacques Gauthier

Jean-Jacques Gauthier
Chief Financial Officer
Date: September 29, 2005

BLUE CIRCLE NORTH AMERICA

By:	/s/ Eric C. Olsen

Eric C. Olsen
Chief Financial Officer
Date: September 29, 2005
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